Exhibit 99.1



                                    GPM, INC.
                              FINANCIAL STATEMENTS
              For The Years Ended December 31, 2006 and 2005
                         and For The Three Months Ended
             March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                                       GPM, INC.
                                                   INDEX TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)


INDEPENDENT AUDITOR'S REPORT................................................F-1

Balance Sheets as of December 31, 2006 and 2005 and
March 31, 2007 (unaudited)..................................................F-2

Statement of Operations for the years ended December 31, 2006 and
2005 and the three months ended March 31, 2007 and 2006 (unaudited).........F-3

Statements of Stockholders' Deficit for the years ended
December 31, 2006 and 2005 and the three months ended
March 31, 2007 and 2006 (unaudited).........................................F-4

Statements of Cash Flows for the years ended December 31, 2006 and
2005 and the three months ended March 31, 2007 and 2006 (unaudited).........F-5

Notes to Financial Statements...............................................F-6

                                                                       GPM, INC.
                                                                  BALANCE SHEETS
                                                      December 31, 2006 and 2005
                                                  and March 31, 2007 (Unaudited)

                                                          March 31,             December 31,
                                                            2007             2006         2005
                                                        -----------      -----------   -----------
                                                        (unaudited)
ASSETS
Current assets:
     Cash.............................................. $        -       $        -    $      760
     Accounts receivable...............................      7,948           22,813        71,253
     Inventories.......................................                      10,504             -
     Deposits..........................................     28,800                -        16,000
                                                        -----------      -----------   -----------
                Total current assets...................     36,748           33,317        88,013
                                                        -----------      -----------   -----------
Property and equipment, net............................     83,357           87,761        53,893
Patent.................................................     93,079           63,964        47,632
                                                        -----------      -----------   -----------
                                                        $  213,184       $  185,042    $  189,538
                                                        ===========      ===========   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable and accrued liabilities.......... $  189,049       $  196,223    $  181,026
     Bank overdraft....................................      1,018           20,221           143
     Advances from related party.......................    212,503          212,503       167,492
     Advances from shareholders........................    193,672          120,993        33,864
     Line of credit....................................    150,000          150,000       150,000
     Note payable to bank..............................     25,700           26,388
     Customer deposits.................................    216,400          182,800       178,125
     Warranty reserve..................................    157,000          157,000             -
                                                        -----------      -----------   -----------
          Total current liabilities                      1,145,342        1,066,128       710,650
                                                        -----------      -----------   -----------
Commitments and contingencies

Stockholders' deficit:
Common stock, no par value; 75,000 shares
  authorized; 62,500 shares issued and outstanding
  on December 31, 2006 and 2005 and
  March 31, 2007 (unaudited)...........................        760              760           760
Accumulated deficit....................................   (932,918)        (881,846)     (521,872)
                                                        -----------      -----------   -----------
          Total stockholders' deficit                     (932,158)        (881,086)     (521,112)
                                                        -----------      -----------   -----------
          Total liabilities and stockholders' deficit   $  213,184       $  185,042    $  189,538
                                                        ===========      ===========   ===========

See independent auditors' report and accompanying notes to the financial statements.

                                                                       GPM, INC.
                                                        STATEMENTS OF OPERATIONS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                              Three Months Ended            Twelve Months Ended
                                                                   March 31,                    December 31,
                                                              2007          2006             2006          2005
                                                           -----------   -----------      -----------   -----------
                                                           (unaudited)   (unaudited)

Net sales................................................. $   17,400    $  273,600       $  433,242    $  445,558
Cost of sales.............................................     19,966       266,883          322,300       450,028
                                                           -----------   -----------      -----------   -----------
       Gross profit.......................................     (2,566)        6,717          110,942        (4,470)
                                                           -----------   -----------      -----------   -----------

Operating Expenses:
        Salaries and wages................................     19,008        19,840          103,154        24,086
        Professional expenses.............................      1,130        19,929           56,165       101,518
        Selling, general and administrative expenses......     22,235        44,789          290,449       119,964
                                                           -----------   -----------      -----------   -----------
                                                               42,373        84,558          449,768       245,569
                                                           -----------   -----------      -----------   -----------
Loss from operations......................................    (44,939)      (77,841)        (338,826)     (250,039)
                                                           -----------   -----------      -----------   -----------

Other expense:
      Interest expense....................................     (6,133)       (3,608)         (18,400)       (3,149)
      Loss on disposal of fixed asset.....................          -             -           (2,748)            -
                                                           -----------   -----------      -----------   -----------
                                                               (6,133)       (3,608)         (21,148)       (3,149)
                                                           -----------   -----------      -----------   -----------

Net loss before income taxes.............................. $  (51,072)   $  (81,448)      $ (359,974)   $ (253,188)
                                                           ===========   ===========      ===========   ===========

Provision for income taxes................................          -             -                -             -
                                                           -----------   -----------      -----------   -----------
Net loss.................................................. $  (51,072)   $  (81,449)      $ (359,974)   $ (253,188)
                                                           ===========   ===========      ===========   ===========

See independent auditors' report and accompanying notes to the financial statements.

                                                                       GPM, INC.
                                             STATEMENTS OF STOCKHOLDER'S DEFICIT
                              For The Years Ended December 31, 2006 and 2005 and
                           For The Three Months ended March 31, 2007 (Unaudited)

                                                                     Accumulated
                                                    Shares   Amount    Deficit        Total
                                                   --------  ------  -----------  ------------
Balance, January 1, 2005..........................        -      -   $ (268,684)  $  (268,684)

Sale of common stock..............................   62,500  $ 760            -           760

Net loss for the year ended December 31, 2005.....        -      -     (253,188)     (253,188)
                                                   --------  ------  -----------  ------------
Balance, December 31, 2005........................   62,500    760     (521,872)     (521,112)

Net loss for the year ended December 31, 2006.....        -      -     (359,974)     (359,974)
                                                   --------  ------  -----------  ------------
Balance, December 31, 2006........................   62,500    760     (881,846)     (881,086)

Net loss for the three months ended
  March 31, 2007 (unaudited)......................        -      -      (51,072)      (51,072)
                                                   --------  ------  -----------  ------------
                                                     62,500  $ 760   $ (932,918)  $  (932,158)
                                                   ========  ======  ===========  ============


See independent auditors' report and accompanying notes to the financial statements.

                                                                       GPM, INC.
                                                        STATEMENTS OF CASH FLOWS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                              Three Months Ended            Twelve Months Ended
                                                                   March 31,                    December 31,
                                                              2007          2006             2006          2005
                                                           -----------   -----------      -----------   -----------
                                                           (unaudited)   (unaudited)
Cash flows from operating activities:
Net loss...................................................$  (51,072)   $  (81,449)      $ (359,974)   $ (253,188)
Adjustments to reconcile net loss to net cash used in
operating activities:
     Depreciation and amortization.........................     5,290         1,079           19,668         5,605
Changes in operating assets and liabilities:
     Accounts receivable...................................    14,865        28,323           48,440       (62,503)
     Inventories...........................................    10,504          (236)         (10,504)            -
     Deposits..............................................   (28,800)        7,997           16,000       (16,000)
     Accounts payable and accrued liabilities..............    (7,175)      125,642           15,197       130,604
     Bank overdraft........................................   (19,203)            -           20,078           143
     Customer deposits.....................................    33,600      (125,400)           4,675        61,875
     Warranty reserve......................................         -             -          157,000             -
                                                           -----------   -----------      -----------   -----------
        Net cash used in operating activities..............   (41,991)      (44,044)         (89,420)     (133,464)
                                                           -----------   -----------      -----------   -----------
Cash flows from investing activities:
      Purchase of property and equipment...................         -        (8,954)         (18,505)      (56,842)
      Patents..............................................   (30,000)       (8,962)         (18,988)      (20,265)
                                                           -----------   -----------      -----------   -----------
        Net cash used in investing activities..............   (30,000)      (17,916)         (37,493)      (77,107)
                                                           -----------   -----------      -----------   -----------
Cash flows from financing activities:
      Advances from related party..........................         -        14,918           45,011        73,433
      Advances from stockholders...........................    72,679        48,768          155,495
      Line of credit.......................................         -             -                -       150,000
      Proceeds from sale of common stock...................         -             -                -           760
      Repayment on notes payable...........................      (688)         (888)          (5,987)            -
      Repayment on advances from related party.............         -             -                -       (22,773)
      Repayment on advances from stockholders..............         -             -          (68,366)            -
                                                           -----------   -----------      -----------   -----------
        Net cash provided by financing activities..........    71,991        62,798          126,153       201,420

Increase (decrease) in cash................................         -           838             (760)       (9,151)
Cash, beginning of period..................................         -           760              760         9,911
                                                           -----------   -----------      -----------   -----------
Cash, end of period........................................         -         1,598                -           760
                                                           ===========   ===========      ===========   ===========

See independent auditors' report and accompanying notes to the financial statements.

                                                                       GPM, INC.
                                                        STATEMENTS OF CASH FLOWS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)

                                                              Three Months Ended            Twelve Months Ended
                                                                   March 31,                    December 31,
                                                              2007          2006             2006          2005
                                                           -----------   -----------      -----------   -----------
                                                           (unaudited)   (unaudited)
Supplemental disclosure of cash flow information:
     Cash paid for interest                                $    6,133    $    3,608       $   18,400    $    3,149
     Cash paid for income taxes                            $        -    $        -       $        -    $        -
                                                           -----------   -----------      -----------   -----------
Supplemental disclosure of non-cash investing and
financing activities:
     Purchase of a vehicle through a loan obligation       $        -    $   32,375       $   32,375    $        -
                                                           ===========   ===========      ===========   ===========

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________


NOTE 1 - DESCRIPTION OF BUSINESS

GPM, Inc. (the "Company") was incorporated in the state of Nevada on October 10, 2002. Its principal business activity is the manufacture and sale of low power air conditioning systems utilizing patented technology. The Company markets its product primarily to distributors in the alternative energy marketplace.

Basis of Presentation

The financial statements as of and for the three months ended March 31, 2007 and 2006 included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of the Company's management, are necessary to present fairly the financial position of the Company as of the periods presented, and the results of its operations and cash flows for the periods. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

Going Concern

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007 and 2006, the Company incurred losses of $359,974, $253,188, $51,072, and $81,449 respectively.
These factors, among others, raise substantial doubt about the Company's ability to continue as a going-concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations. The Company intends to raise additional financing to fund operations. However, there is no assurance that sufficient financing will be available, or, if available to the Company. In May, 2007, the Company sold 100% of its outstanding stocks to Aquacell Technologies, Inc. ("Aquacell") in exchange for 6,250,000 shares of Aquacell common stock and payment of approximately $600,000 of the Company liabilities (Note 10).


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, provisions for uncollectible accounts receivable and sales returns, the recoverability of long-lived assets, realizability of inventories, warranty accruals and the realization of deferred tax assets. Actual results could differ from these estimates under different assumptions.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Concentration of Credit Risk

Cash

The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2006 and 2005 and the three months ended March 31, 2007, the Company had no cash balances which exceeded the insured limit.

Accounts Receivable and Sales

Accounts receivable consists of amounts billed to customers upon delivery of goods. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. The Company performs ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customers' current creditworthiness, as determined by its review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated losses based upon its historical experience and any customer-specific collection issues that it has identified. As of December 31, 2006 and 2005 and the three months ended March 31, 2007, the Company believes all accounts receivable are collectible. Accordingly, no allowance for doubtful accounts was provided for as December 31, 2006 and 2005. Actual collections may differ from the estimated amounts.

One major customer accounted for 62% and 100% of the net revenues for the years ended December 31, 2006 and 2005 and the accounts receivable from this major customer amounted to $22,725 and $71,250 as of December 31, 006 and 2005, respectively. For the three months ended March 31, 2007 and 2006, one major customer accounted for 100% and 92% of the net revenues and accounts receivable from this major customer amounted to $7,860 as of March 31, 2007.

A significant portion of the Company's business is located in the western United States and is subject to economic conditions and regulations in this geographic area.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable and accounts payable approximate fair value due to their short maturities. The fair value of advances from related parties and shareholders, as well as the line of credit and the note payable to the bank approximate their carrying value due to the fact that the interest rates on these instruments is commensurate with the interest rate the Company would pay for these types of borrowings in the open market.

Sales Taxes Payable

The Company bills and collects sales tax from its customers, and then pays the tax to various states. For financial reporting purposes, a component of the trade accounts receivable balance consists of sales tax receivable. The amount representing sales tax is also recorded as sales tax payable and presented as a component of other liabilities. There is no impact to the statement of operations resulting from sales tax.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Inventories

Inventory, which is composed entirely of raw materials at December 31, 2006, is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. There was no work in process or finished goods at December 31, 2006 and 2005 and for the three months ended March 31, 2007. Raw materials are primarily sheet metal and parts for final assembly. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation includes an analysis of sales levels by product type. Among other factors, the Company considers historical and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining the net realizable value of the inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories. As of the period subsequent to December 31, 2006 through March 31, 2007, all inventories outstanding have been sold and, therefore, no reserves have been provided for as of December
31, 2006.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the statement of operations.

Patents

The Company has expended funds for patent applications that are in various stages of the filing approval process. During 2006 and 2005 and for the three months ended March 31, 2007 and 2006 (unaudited), the Company incurred and capitalized expenditures of $18,988, $20,265, $30,000 and $8,962, respectively, on patents. These capitalized costs are amortized over their useful life of up to 20 years, once the patent applications have been approved. For the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007 and 2006
(unaudited) amortization expense amounted to $2,656, $2,656, $886 and $0 respectively.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144,
Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS
No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The
Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between asset's carrying and fair value or disposable value. As of December 31, 2006 and 2005 and the three months ended March 31, 2007 and 2006, the Company does not believe there has been any impairment of its long-lived assets. However, at May 24, 2007 the Company's management believes there was an impairment of its leasehold improvements as the Company decided to operate out of another office at that date. The Company will accordingly write off the leasehold improvements expense on that date (Note 10). There can be no assurance, however, that market conditions will not change or demand for the Company's products will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company's revenues primarily consist of the sale of air conditioning equipment to customers.

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Such conditions are typically met upon delivery of the equipment to the customers.

The Company sells its products through distributors who take delivery of inventory and then sell it to various end users. Upon delivery, the distributors assume all risk of loss and there is no price protection, inventory rotation, or any other guarantees made by the Company related to that inventory. Accordingly, sales to distributors are not contingent and revenue is therefore recognized upon delivery.

The Company requires a cash deposit of 50% when customers order the product. This deposit is recorded as a customer deposit until the product is delivered to the customer, at which time, the Company recognizes the deposit as revenue.

The Company classifies amounts billed for shipping and handling as revenue in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping and handling fees and costs are included in cost of sales.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The Company provides limited warranties against manufacturer's defects, under which it will repair or replace defective product returned to the Company during the warranty period (generally one year) with proof of purchase. The Company records a liability for estimated product warranty costs based on historical warranty experience and any known product warranty issues. While warranty costs have historically been within the Company's expectations, if actual product warranty rates or costs to repair defective product differ significantly from its estimates, the Company's results of operations could be adversely affected. Warranty liability activity was as follows:

                                                      2006          2005
                                                   ----------    ----------
   Warranty liability, beginning of period.......  $       -     $     -

   Provision for warranty expense................    157,000           -

   Warranty claims and costs.....................          -           -

   Warranty liability, end of period.............  $ 157,000     $     -


Advertising Costs

The Company expenses the cost of advertising when incurred as general and administrative expense. The Company has not incurred any advertising expense during the periods presented.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No.109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized through future operations.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes ("FIN No. 48"). This interpretation creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The interpretation also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for nonpublic entities for years beginning after December 15, 2007. The Company believes the adoption of FIN 48 will not have a material impact on the Company's financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board, or FASB, issued FAS No. 157, Fair Value Measurements, or FAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS
157 is effective for fiscal years beginning after November 2007. The
Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

On February 15, 2007, the Financial Accounting Standards Board, or
FASB, issued FAS No. 159, The Fair Value Option for Financial Assets and Liabilities-Including an Amendment of FAS 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. FAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FAS 157 "Fair Value Measurements."
The Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

                                      March 31               December 31,
                                    ------------    ----------------------------
                                        2007            2006            2005
                                    ------------    ------------    ------------
                                     (unaudited)

Vehicles..........................  $    39,035     $    39,035     $     6,660
Leasehold improvements............       44,394          44,394          28,394
Office Equipment..................        1,092           1,092               -
Machinery and equipment...........       22,743          22,743          21,789
                                    ------------    ------------    ------------
                                        107,264         107,264          56,843
Less accumulated depreciation.....      (23,907)        (19,503)         (2,950)
                                    ------------    ------------    ------------
                                    $    83,357     $    87,761     $    53,893
                                    ============    ============    ============

Depreciation expense was $17,012 and $2,949 for the years ended
December 31, 2006 and 2005, respectively and $4,405 and $1,079 for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited), respectively.


NOTE 4  - ADVANCES FROM RELATED PARTY

Advances received from a related party are from an entity owned by a stockholder and are intended to provide working capital to the Company, as needed, with no specified maximum amount. The advances are non-interest bearing and payable on demand.


NOTE 5 - ADVANCES FROM STOCKHOLDERS

Advances from stockholders are intended to provide working capital to the Company, as needed, with no specified maximum amount. The advances are non-interest bearing and payable on demand.


NOTE 6 - NOTE PAYABLE AND LINE OF CREDIT

The Company had a line of credit (the "Line") from a financial institution with a maximum borrowing amount of $150,000. The Line bore interest at the prime rate plus 1% per annum (totaling 9.25% at December 31, 2006) and was subject to change from time to time. The Line expires September 15, 2007. However, the line was paid in full in June, 2007 in connection with the acquisition of the Company (Note 9). The Line was collateralized by all business assets of the Company and was personally guaranteed by a stockholder.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________


NOTE 6 - NOTE PAYABLE AND LINE OF CREDIT, continued

The Company has a note payable to a financial institution, bearing interest at 10% per annum, payable in monthly installments of principal and interest of approximately $700 through February 2011, secured by an automobile. The note payable had a balance of $26,388 and $25,700 at December 31, 2006 and March 31, 2007 (unaudited), respectively. On
May 24, 2007, this note and the vehicle that it financed were assumed by a related party and as of that date, the Company is no longer required to make future payments that total $25,700.


NOTE 7 - INCOME TAXES

The provision for income taxes consists of the following:

                                      March 31               December 31,
                                    ------------    ----------------------------
                                        2007            2006            2005
                                    ------------    ------------    ------------
Current:
   Federal                          $         -     $         -     $         -
                                    ------------    ------------    ------------
                                              -               -               -
                                    ------------    ------------    ------------
Deferred:
   Federal                               17,063         121,662          91,176
                                    ------------    ------------    ------------
                                         17,063         121,662          91,176
                                    ------------    ------------    ------------
Less change in valuation allowance      (17,063)       (121,662)        (91,176)
                                    ------------    ------------    ------------
                                    $         -     $         -     $         -
                                    ============    ============    ============


Deferred income taxes are provided for the tax effects of temporary differences in the reporting of income for financial statement and income tax reporting purposes and arise principally from net operating loss carry-forwards, accrued expenses and basis differences in fixed assets.

The Company's effective tax rate differs from the Federal statutory rates due to the valuation allowance recorded for the unused net operating loss carry-forwards deferred tax asset. An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize.

As of December 31, 2006 and 2005, the Company has available net operating loss carry-forwards of approximately $121,662 and $86,949 respectively, for Federal and state purposes, which expire through 2026 for Federal and 2016 for California purposes. The Company's use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership.

                                                                       GPM, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              For The Years Ended December 31, 2006 and 2005 and For The Three Months ended March 31, 2007 (Unaudited) and 2006 (Unaudited)
________________________________________________________________________________


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases a storage facility under an operating lease agreement. This lease is on a month-to-month basis and provides for monthly payments of $1,200. Rent expense under this lease agreement for the years ended December 31, 2006 and 2005 total approximately $14,000, respectively.

In January 2006, the Company entered into a new facility lease agreement with an entity wholly owned by a stockholder of the Company. The new lease expires in 2007 and provided for monthly payments of $750. Rent expense under this related party lease agreement totaled approximately $9,000 for the year ended December 31, 2006. Future minimum payments under this related party lease in 2007 amount to $750.

Legal Proceedings

From time to time the Company is named in legal actions in the normal course of business. The outcome of these proceedings is not expected to have a material impact on the financial condition, results of operations or cash flows of the Company.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the state in which the Company is incorporated. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. Additionally, the Company indemnifies a financial institution under the line of credit agreement against certain claims as a result of the violation of any law. The duration of the guarantees and indemnities varies, and it generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying combined balance sheet.


NOTE 9 - SUBSEQUENT EVENTS

On May 24, 2007 pursuant to a Stock Purchase Agreement dated April 26, 2007 (the "Acquisition Agreement"); the Company sold 100% of its outstanding equity interests to AquaCell Technologies, Inc. ("AquaCell") in exchange for 6,250,000 shares of AquaCell common stock and the payment of approximately $600,000 of Company liabilities.

In addition to the Acquisition Agreement, the Company moved its location to AquaCell's facilities in Rancho Cucamonga, California. Therefore, the leasehold improvements would be considered impaired as of the date of the Acquisition Agreement. The Company has accordingly written off the leasehold improvements to expense at May 24, 2007 in the amount of $34,037.